Exhibit 99.1

GreenBox POS and $100 million Convertible Note Investor Collaborate to Mitigate Immediate Conversion Risk

90 Day Extension to Drive Stock Value Through Enhanced Business Growth

SAN DIEGO, CA – January 31, 2022 – GreenBox POS (NASDAQ: GBOX) (“GreenBox” or “the Company”), an emerging and rapidly growing FinTech company today announced that it has entered into an agreement with respect to the $100 million convertible note financing, originally entered into on November 2, 2021, in order to relieve immediate conversion concerns.

Under the agreement, as detailed on the Company’s simultaneously filed Form 8-K, certain conversion triggers will be extended from February 3rd to May 2, 2022. This 90-day extension offers GreenBox the time to push its business forward toward increased growth, leading to a potentially higher valued stock price, and perhaps, even driving it to a level where the note may be cleared altogether. In the spirit of a mutually beneficial arrangement, GreenBox has agreed to reduce the note principal by $6,000,000, down to $94,000,000 from the original $100,000,000 in consideration of a payment of $6.9 million.

Expressing enduring confidence in GreenBox, the investor has agreed to adjust the initial conversion price from $15 to $12, reflecting an adjusted enterprise value of $540,000,000 for the Company, representing a significant premium to the current market cap.

“While raising capital to further fuel our growth initiatives is essential, ensuring long-term value for our esteemed shareholder community is critical. As we take this step with the full cooperation of the investor holding this note, we are delighted to have successfully renegotiated these amended terms,” said Ben Errez, Chairman of GreenBox POS. “With a robust pipeline of transformative upcoming initiatives, we are incredibly confident in our ability to execute on our corporate objectives and further deliver the results our shareholders expect from our organization.”

About GreenBox POS
GreenBox POS (NASDAQ: GBOX) is an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions. The Company's applications enable an end-to-end suite of turnkey financial products, fraud detection and improving the efficiency of handling large-scale commercial processing volumes for its merchant clients globally. For more information, we invite you to the Company's website at www.greenboxpos.com.

Investor Relations Contact:
Mark Schwalenberg
MZ Group - MZ North America
312-261-6430
GRBX@mzgroup.us
www.mzgroup.us